FOR IMMEDIATE RELEASE	CONTACT:
Wednesday, July 17, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

Kelli Eddy to Join FBL Financial Group as Chief Operating Officer

West Des Moines, Iowa, July 17, 2019 - FBL Financial Group, Inc. (NYSE: FFG) today announced that Kelli Eddy will join the company as Chief Operating Officer - Life Companies in mid-August. She will succeed Raymond W. (Ray) Wasilewski, who plans to retire at year-end 2019. In this role, Eddy will be a member of FBL’s management team and have overall responsibility for the operations of Farm Bureau Life Insurance Company, FBL Financial Group’s primary operating subsidiary.

“We are excited to have Kelli join FBL Financial Group. She has extensive operational and leadership experience and a demonstrated record of driving operational success and business performance,” said James P. Brannen, FBL Financial Group’s Chief Executive Officer. “Kelli’s proven experience and underwriting and operations background will allow her to continue Farm Bureau Life’s impressive track record of success.”

Eddy most recently served as Senior Vice President Life Operations for Voya Financial where she was responsible for underwriting, new business, risk management, strategy and execution. Prior to that she was Senior Vice President and Chief Life Underwriter with ING, and held underwriting positions with Security Life of Denver and Guardian Life Insurance. Eddy holds a B.S. from the University of Montana.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance and annuity products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.